Exhibit 23

               Consent of Independent Certified Public Accountants

The Board of Directors and
Stockholders of Porta Systems Corp.:

We consent to the  incorporation  by reference in the  registration  statements:
(Reg. No. 33-12146) on Form S-8 and (Reg. No. 33-41992) on Form S-8 of Porta Systems Corp. and subsidiaries of our report dated March 9,1998, relating to the consolidated balance sheets of Porta Systems Corp. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1997, 1996 and 1995, which report appears in the Porta Systems Corp. annual report on Form 10-K.

                                          /s/ BDO SEIDMAN, LLP
                                          --------------------
                                              BDO SEIDMAN, LLP

Mitchel Field, New York
March 18, 1998